Exhibit 5.1

2020 West El Camino Avenue, Suite 700 Sacramento, California 95833 Phone: 916-564-5400

February 21, 2024

Board of Directors Mega Matrix Corp. 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA 94306

Re:	Common Stock of Mega Matrix Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Mega Matrix Corp., a Delaware corporation (the “Company”), in connection with the registration of 1,604,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), under the Securities Act of 1933, as amended (the “Securities Act”), which includes (i) 1,580,000 shares of Common Stock issuable under the Mega Matrix Corp. Amended and Restated 2021 Equity Incentive Plan (the “Plan”), and (ii) 24,000 shares of Common Stock issuable upon vesting of outstanding restricted stock units pursuant to the January 18, 2024 Restricted Stock Unit Award (the “Agreement”) granted to the Chief Operating Officer Xiangchen (Steven) Gao (the “Grant”), as further described in the Company’s registration statement on Form S-8 to be filed under the Securities Act (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant, including (i) the Registration Statement, including the exhibits filed therewith, (ii) the Company’s Second Amended and Restated Certificate of Incorporation, as amended and currently in effect, (iii) the Company’s Fourth Amended and Restated Bylaws, as currently effect, (iv) the board resolutions, stockholder approval and other actions of the Company with respect to the authorization and adoption of the Plan, the Agreement and the Grant, (v) the Plan and the Agreement, and (vi) such other originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In conducting our examination, we assumed without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to all original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assume that the Shares will be offered in the manner and on the terms identified or referred to under the Plan, the Agreement and in the Registration Statement, including all amendments thereto. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

ARIZONA • CALIFORNIA • COLORADO • CONNECTICUT • DELAWARE • FLORIDA • GEORGIA • ILLINOIS • INDIANA • KANSAS • KENTUCKY • LOUISIANA MARYLAND • MASSACHUSETTS • MINNESOTA • MISSISSIPPI • MISSOURI • NEVADA • NEW JERSEY • NEW MEXICO • NEW YORK • NORTH CAROLINA OHIO • OREGON • PENNSYLVANIA • RHODE ISLAND • TENNESSEE • TEXAS • UTAH • VIRGINIA • WASHINGTON • WASHINGTON D.C. • WEST VIRGINIA

February 21, 2024

We express no opinions other than as specifically set forth herein. We are opining solely on as to the General Corporation Law of the State of Delaware and we express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof (the “Prospectus”), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares have been and will be made in compliance with the securities laws of the states, having jurisdiction thereof, if applicable, (iii) the individual grants, issuance or awards under the Plan and the Agreement are duly authorized by all necessary corporate action (and the agreements and awards duly adopted thereunder and in accordance therewith), (iv) such Shares are issued by the Company in the circumstances contemplated by the Plan, the Agreement, and related agreements, and (v) the shares of Common Stock currently reserved for issuance under the Plan and the Agreement will remain available for the issuance of the Shares, we are of the opinion that the Shares to be issued in accordance with the requirements of the Plan and Agreement, when issued and sold pursuant to the terms of and in the manner set forth in the Plan, Agreement and other related agreements thereunder will be, validly issued, fully paid, and nonassessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Lewis Brisbois Bisgaard & Smith LLP
LEWIS BRISBOIS BISGAARD & SMITH llp

LEWIS BRISBOIS BISGAARD & SMITH LLP

www.lewisbrisbois.com